Exhibit 10.15

MANAGEMENT AGREEMENT

This Management Agreement (the “Agreement”), is made as of April 7, 2006, by and among KAGY Holding Company, Inc., a Delaware corporation (“Holdings”), KAGY Acquisition Corp., a Delaware corporation (“Merger Sub” and, together with Holdings and AGY Holding Corp., a Delaware corporation (“AGY” or the “Company”) as successor by merger to Merger Sub, the “AGY Corporations”), and Kohlberg & Company, LLC, a Delaware limited liability company (“Kohlberg”).

WHEREAS, Holdings and Merger Sub have been formed for the purpose of acquiring all of the outstanding shares of capital stock of AGY (the “Acquisition”), all on the terms and subject to the conditions of that certain Agreement of Merger dated as of February 23, 2006 (as amended, restated, supplemented or otherwise modified, the “Merger Agreement”) among AGY, Holdings and Merger Sub;

WHEREAS, pursuant to the Merger Agreement, Merger Sub will be merged with and into AGY with AGY surviving as a wholly-owned subsidiary of Holdings;

WHEREAS, to enable Holdings and Merger Sub to engage in the Acquisition and related transactions, Kohlberg provided financial and structural advice and analysis as well as assistance with due diligence investigations and negotiations (the “Financial Advisory Services”); and

WHEREAS, the AGY Corporations desire that Kohlberg provide certain ongoing management and advisory services to the AGY Corporations, their affiliates and any other subsidiary which Holdings may acquire subsequent to the date hereof (collectively, the “AGY Companies”), and Kohlberg is willing to provide such services subject to the terms and conditions contained herein.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

SECTION 1. Services. During the term of this Agreement, Kohlberg shall provide such advisory and management services to the AGY Companies as the board of directors of the Company shall reasonably request and which shall include assistance in (a) developing and implementing corporate and business strategy and planning (including plans to improve operating, marketing and financial performance, budgeting of future corporate investments, identifying, analyzing and structuring strategic acquisitions and dispositions, and reorganizational programs); (b) arranging debt and equity financings and refinancings; and (c) establishing, maintaining and evaluating banking, legal and other business relationships. Such services shall be performed at Kohlberg’s offices in New York and/or California.

SECTION 2. Compensation.

(a) The AGY Corporations, jointly and severally, will pay to Kohlberg (or such affiliates as it may designate), in consideration of Kohlberg providing the Financial Advisory Services, an aggregate transaction fee (the “Transaction Fee”) in the amount of $5,000,000, such fee being payable at the closing of the Acquisition.

(b) In consideration of the services provided in accordance with Section 1 above, the AGY Corporations, jointly and severally, shall pay to Kohlberg an annual management fee equal to $750,000 (the “Management Fee”). The Management Fee shall accrue from the date hereof and shall be payable quarterly in advance on the date hereof and thereafter on each January 1, April 1, July 1 and October 1. On termination of this Agreement, any Management Fees paid by the AGY Corporations for a period that includes the date of termination shall be prorated, and Kohlberg shall promptly reimburse the AGY Corporations for any installment of Management Fees or portion thereof relating to a period or portion thereof after the date of termination.

(c) During the term of this Agreement, Kohlberg will advise the AGY Corporations in connection with financing, acquisition, disposition, merger, combination and change of control transactions involving any of the AGY Corporations or any of their respective direct or indirect subsidiaries or affiliates (however structured), and the AGY Corporations, jointly and severally, will pay to Kohlberg (or such affiliates as it may designate) additional reasonable compensation as charged by Kohlberg (the “Subsequent Fee”) in connection with each such transaction (which fee shall be in addition to, and not in lieu of, the full payment of fees in clauses (a) and (b) above), such fee to be due and payable for the foregoing services at the closing of such transaction; provided, that after the termination of this Agreement the AGY Corporations, jointly and severally, will pay to Kohlberg (or such affiliates as it may designate) the Subsequent Fee in connection with each transaction that (a) was contemplated at or prior to the time of termination of the Agreement and (b) is consummated after such termination.

SECTION 3. Reimbursement. Kohlberg and its affiliates shall be entitled to reimbursement of all out-of-pocket expenses (including travel expenses and expenses incurred in connection with the enforcement, preservation or analysis of rights or taking of actions under this Agreement or otherwise in connection with Kohlberg’s affiliated funds’ investment in the AGY Companies) incurred in the course of the performance of this Agreement (other than salary expenses and associated overhead charges). The AGY Corporations, jointly and severally, shall reimburse Kohlberg for its expenses under this Section within thirty days of receiving a statement therefor.

SECTION 4. Exculpation and Indemnification. None of Kohlberg, any of its affiliates or any of its or their respective principals, officers, directors, stockholders, agents or employees (each, an “Indemnified Party”) shall have any liability to the AGY Companies for any services provided pursuant to this Agreement, except as may result from such Indemnified Party’s gross negligence or willful misconduct. The AGY Corporations, jointly and severally, hereby agree to indemnify each Indemnified Party from and against all losses, liabilities, damages, deficiencies, demands, claims, actions, judgments or causes of action, assessments, costs or expenses (including, without limitation, interest, penalties and reasonable fees, expenses and disbursements of attorneys, experts, personnel and consultants reasonably incurred by the Indemnified Party in any action or proceeding between any of the AGY Companies and the Indemnified Party or between the Indemnified Party and any third party, or otherwise) based upon, arising out of or otherwise in respect of this Agreement or Kohlberg’s provision of services hereunder.

SECTION 5. Independent Contractor Status. Kohlberg shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither Kohlberg, nor any of its employees or agents shall, by virtue of this Agreement or the arrangements hereunder, be an employee, member or agent of any of the AGY Companies nor shall any of them have authority to contract in the name of any of the AGY Companies, except (a) to the extent that any Kohlberg employee or agent is acting in his or her capacity as a manager or officer of an AGY Company, or (b) as expressly agreed to in writing by Kohlberg and such AGY Company. Any duties of Kohlberg arising out of its engagement to perform services hereunder shall be owed solely to the AGY Companies.

SECTION 6. Notice. Any notice or other communications required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission (provided the sender receives a transmission receipt) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally or sent by facsimile transmission or, if mailed, five (5) days after the date of deposit in the United States mails, as follows

(a)	if to Kohlberg, to:

Kohlberg & Co., LLC

111 Radio Circle

Mt. Kisco, NY 10549

Attention:    Christopher Lacovara

Facsimile:     (914) 241-7476

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attention:    Craig E. Marcus, Esq.

Facsimile:     (617) 951-7050

(b)	if to an AGY Company:

AGY Holding Corp.

2558 Wagener Road

Aiken, SC 29801

Attention:    President

Facsimile:     (803) 643-1180

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

One International Place

Boston, MA 02110-2624

Attention:    Craig E. Marcus, Esq.

Facsimile:     (617) 951-7050

Any party may by notice given in accordance with this Section to the other party designate another address or person for receipt of notices hereunder.

SECTION 7. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

SECTION 8. Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. This Agreement shall not confer any rights or remedies upon any person other than the parties and, in respect of the limitations of liability and rights to indemnification in Section 4 hereof, the Indemnified Parties.

SECTION 9. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any other prior agreements and understandings, both written and oral, between the parties or their affiliates with respect to the subject matter hereof.

SECTION 10. Headings. Headings in this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

SECTION 11. Amendments; Waivers. No amendment, modification, supplement or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing, and duly executed by the party or Indemnified Party against whom enforcement of the amendment, modification, supplement, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party or Indemnified Party granting such waiver in any other respect or at any other time.

SECTION 12. Governing Law. This Agreement and all claims arising under or in connection therewith, shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

SECTION 13. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (i) irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York, New York County or the United States District Court located in the State of New York, New York County for the purpose of any action arising in whole or in part under or in connection with this Agreement, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts may be removed to any federal court, should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any action arising out of or based upon this Agreement or relating to the subject matter hereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party hereby (x) consents to service of process in any such action in any manner permitted by New York law; (y) agrees that service of process made in accordance with clause (x) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6, shall constitute good and valid service of process in any such action; and (z) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

SECTION 14. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

SECTION 15. Reliance. Each of the parties hereto acknowledges that he or it has been informed by each other party that the provisions of Sections 12, 13 and 14 constitute a material inducement upon which such party is relying and will rely in entering into this Agreement, and each such party agrees that any breach by such party of any of the provisions of Sections 12, 13 or 14 would constitute a material breach of this Agreement.

SECTION 16. Termination. This Agreement may be terminated by Kohlberg at any time by written notice to the AGY Corporations. In addition, this Agreement will terminate automatically as of the earlier of (i) the tenth anniversary of this Agreement and (ii) the end of the fiscal year in which the percentage interest in the outstanding common stock of the Company which is indirectly or directly, beneficially owned by the Kohlberg Members and their affiliates falls below 25%. The provisions of Sections 2 and 3 (to the extent of fees and expenses earned or incurred but not paid or reimbursed as of the date of termination) and of Section 4 shall survive any termination of this Agreement.

SECTION 17. Definitions. Capitalized terms used herein have the following specifically defined meanings:

“Kohlberg Members” shall mean Kohlberg Investors V, L.P., Kohlberg TE Investors V, L.P., Kohlberg Offshore Investors V, L.P. and Kohlberg Partners V, L.P.

“Person” means an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership, unincorporated entity of any kind, governmental entity, or any other legal entity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

KAGY HOLDING COMPANY, INC.

By:	/s/ Christopher Lacovara
Name:	Christopher Lacovara
Title:	President

KAGY ACQUISITION CORP.

By:	/s/ Christopher Lacovara
Name:	Christopher Lacovara
Title:	President

KOHLBERG & CO., LLC

By:	/s/ Christopher Lacovara
Name:	Christopher Lacovara
Title:

The undersigned, as successor by merger to KAGY Acquisition Corp., hereby acknowledges and agrees that it is a party to and bound by this Agreement as fully as if it had been the original signatory hereto in the place and stead of KAGY Acquisition Corp.

AGY HOLDING CORP.

By:	/s/ Douglas Mattscheck
Name:	Douglas Mattscheck
Title:	President